Exhibit 4.2

BOARDWALK PIPELINES, LP

as Issuer

BOARDWALK PIPELINE PARTNERS, LP

as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

$350,000,000

5.75% SENIOR NOTES DUE 2019

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 21, 2009

to

INDENTURE

Dated as of August 21, 2009

Exhibit 4.2

TABLE OF CONTENTS

ARTICLE I ESTABLISHMENT OF NEW SERIES

Section 1.01                      Establishment of New Series

ARTICLE II DEFINITIONS

Section 2.01                      Definitions

ARTICLE III THE NOTES

Section 3.01                      Form
Section 3.02                      Issuance of Additional Notes
Section 3.03                      Transfer of Notes
Section 3.04                      Global Securities Legend

ARTICLE IV REDEMPTION

Section 4.01                      Optional Redemption
Section 4.02                      Mandatory Redemption

ARTICLE V ADDITIONAL COVENANTS

Section 5.01                      Additional Covenants

ARTICLE VI ADDITIONAL EVENTS OF DEFAULT

Section 6.01                      Additional Events of Default

ARTICLE VII ADDITIONAL AMENDMENTS TO THE ORIGINAL INDENTURE

Section 7.01                      Amendment to Section 11.02(b)
Section 7.02                      Amendment to Section 14.04(a)

ARTICLE VIII MISCELLANEOUS

Section 8.01                      Integral Part
Section 8.02                      Adoption, Ratification and Confirmation
Section 8.03                      Counterparts
Section 8.04                      Governing Law
Section 8.05                      Trustee Makes No Representation

EXHIBIT A:                                Form of Note

i

Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE dated as of August 21, 2009 (this “First Supplemental Indenture”) among Boardwalk Pipelines, LP, a Delaware limited partnership (the “Partnership” or the “Issuer”), Boardwalk Pipeline Partners, LP, a Delaware limited partnership (together with its successors, the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantor have heretofore entered into an Indenture, dated as of August 21, 2009 (the “Original Indenture”), with The Bank of New York Mellon Trust Company, N.A., as trustee;

WHEREAS, pursuant to Section 9.01(k) of the Original Indenture, the Issuer proposes to supplement the Original Indenture to establish the form and terms of a new series of Debt Securities pursuant to this First Supplemental Indenture as permitted by Sections 2.01 and 2.03 of the Original Indenture;

WHEREAS, the Original Indenture, as supplemented pursuant to this First Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, the Issuer proposes that its obligations under such new series of Debt Securities and under the Indenture to the extent applicable to such new series of Debt Securities be guaranteed by the Guarantor in accordance with the provisions of the Indenture (including without limitation Article XIV of the Original Indenture and the provisions of this First Supplemental Indenture); and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Issuer and the Guarantor have been done or performed;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
ESTABLISHMENT OF NEW SERIES

Section 1.01 Establishment of New Series.  There is hereby established a new series of Debt Securities to be issued under the Indenture, designated as the Issuer’s 5.75% Senior Notes due 2019 (the “Notes”).

(a) There are to be authenticated and delivered $350,000,000 principal amount of Notes on the Issue Date, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of Additional Notes.

(b) The Notes shall be issued initially in the form of one or more Global Securities in substantially the form attached as Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

Exhibit 4.2
(c) Each Note shall be dated the date of authentication thereof and shall bear interest as provided in paragraph 1 of the form of Note attached as Exhibit A hereto.

(d) If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall govern.

(e) Article XIV of the Original Indenture (as amended and supplemented by this First Supplemental Indenture, including, without limitation, Section 7.02 hereof) shall apply to the Notes, and the Notes are hereby designated to be entitled to the benefits of the Guarantee of the Guarantor.  For the purposes of this First Supplemental Indenture and the Notes (including, without limitation, the provisions of the Original Indenture to the extent applicable thereto), the term “Guarantor” shall mean Boardwalk Pipeline Partners, LP, a Delaware limited partnership, and its successors.

ARTICLE II
DEFINITIONS

Section 2.01 Definitions.  All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture. The following are additional definitions used in this First Supplemental Indenture:

“Additional Notes” has the meaning assigned to such term in Section 3.02 hereof.

“Attributable Debt” means, with respect to any sale and lease-back transaction as of any particular time, the present value discounted at a rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessee, be extended).

“Consolidated Funded Indebtedness” means the aggregate of all Outstanding Funded Indebtedness of the Issuer and its consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total assets appearing on a consolidated balance sheet of a Person and its consolidated Subsidiaries less, in general: (1) intangible assets; (2) current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income; and (3) reserves.

“Funded Indebtedness” means any Indebtedness that matures more than one year after the date as of which Funded Indebtedness is being determined less any such Indebtedness as will be retired through or by means of any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund, or otherwise.

“Guarantor” has the meaning assigned to such term in the preamble hereto.

“Indebtedness” means indebtedness that is for money borrowed from others.

Exhibit 4.2
“Indenture” has the meaning assigned to such term in the recitals hereto.

“Issue Date” means August 21, 2009.

“Issuer” has the meaning assigned to such term in the preamble hereto.

“Notes” has the meaning assigned to such term in Section 1.01 hereof.

“Original Indenture” has the meaning assigned to such term in the recitals hereto.

“Principal Property” means any natural gas pipeline, gathering or storage property or facility or natural gas processing plant located in the United States, except any such property that in the opinion of the Board of Directors is not of material importance to the total business conducted by the Issuer and its consolidated Subsidiaries; provided, however, that “Principal Property” shall not include production and proceeds from production from gas processing plants or oil or natural gas or petroleum products in any pipeline or storage field.

“Trustee” has the meaning assigned to such term in the preamble hereto.

ARTICLE III
THE NOTES

Section 3.01 Form.  The Notes shall be issued in the form of one or more Global Securities, and the Notes (including the notation of guarantee) and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this First Supplemental Indenture, and the Issuer, the Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02 Issuance of Additional Notes.  The Issuer may, from time to time, issue an unlimited amount of additional Notes (“Additional Notes”) under the Indenture, which shall be issued in the same form as the Notes issued on the Issue Date and which shall have identical terms as the Notes issued on the Issue Date other than with respect to the issue date, issue price and first payment of interest. The Notes issued on the Issue Date shall be limited in aggregate principal amount to $350,000,000. The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single series for purposes of notices, consents, waivers, amendments and any other actions permitted under the Indenture and for purposes of interest accrual and redemptions.

Section 3.03 Transfer of Notes.  When Notes are presented to the Registrar with the request to register the transfer of such Notes or exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange in accordance with Article II of the Original Indenture.

Section 3.04 Global Securities Legend.  Each security certificate evidencing the Global Securities shall bear a legend substantially in the form set forth in Section 2.15(a) of the Original Indenture.

Exhibit 4.2
ARTICLE IV
REDEMPTION

Section 4.01 Optional Redemption.

(a) At its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time.

(b) To redeem the Notes, the Issuer must pay a redemption price in an amount determined in accordance with the provisions of paragraph 5 of the form of Note attached as Exhibit A hereto, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(c) Any redemption pursuant to this Section 4.01 shall be made pursuant to the provisions of Sections 3.01 through 3.03 of the Original Indenture. The actual redemption price, calculated as provided in paragraph 5 of the form of Note attached as Exhibit A hereto, shall be certified in writing to the Trustee by the Issuer no later than two Business Days prior to each Redemption Date.

Section 4.02 Mandatory Redemption.  The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes and shall have no obligation to repurchase any Notes at the option of the Holders.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.01 Additional Covenants.  Article IV of the Original Indenture is hereby supplemented, but only in relation to the Notes, by the addition of the following new Sections at the end of Article IV:

“Section 4.09.  Limitations upon Liens.  After the date hereof and so long as any Notes are Outstanding, the Issuer will not, and will not permit any Subsidiary of the Issuer to, issue, assume or guarantee any Indebtedness secured by a mortgage, pledge, lien, security interest or encumbrance (any mortgage, pledge, lien, security interest or encumbrance being hereinafter in this Article IV referred to as a “mortgage” or “mortgages” or as a “lien” or “liens”) of, or upon, any property of the Issuer or of any Subsidiary of the Issuer, without effectively providing that the Notes shall be equally and ratably secured with such Indebtedness; provided, however, that the foregoing restriction shall not apply to:

(a)           any purchase money mortgage created by the Issuer or a Subsidiary of the Issuer to secure all or part of the purchase price of any property (or to secure a loan made to enable the Issuer or a Subsidiary of the Issuer to acquire the property described in such mortgage), provided that the principal amount of the Indebtedness secured by any such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired;

Exhibit 4.2
(b)           any mortgage existing on any property at the time of the acquisition thereof by the Issuer or a Subsidiary of the Issuer whether or not assumed by the Issuer or a Subsidiary of the Issuer, and any mortgage on any property acquired or constructed by the Issuer or a Subsidiary of the Issuer and created not later than 12 months after (i) completion of such acquisition or construction or (ii) commencement of full operation of such property, whichever is later; provided, however, that, if assumed or created by the Issuer or a Subsidiary of the Issuer, the principal amount of the Indebtedness secured by such mortgage, together with all other Indebtedness secured by a mortgage on such property, shall not exceed the purchase price of the property acquired and/or the cost of the property constructed;

(c)           any mortgage created or assumed by the Issuer or a Subsidiary of the Issuer on any contract for the sale of any product or service or any rights thereunder or any proceeds therefrom, including accounts and other receivables, related to the operation or use of any property acquired or constructed by the Issuer or a Subsidiary of the Issuer and created not later than 12 months after (i) completion of such acquisition or construction or (ii) commencement of full operation of such property, whichever is later;

(d)           any mortgage existing on any property of a Subsidiary of the Issuer at the time it becomes a Subsidiary of the Issuer and any mortgage on property existing at the time of acquisition thereof;

(e)           any refunding or extension of maturity, in whole or in part, of any mortgage created or assumed in accordance with the provisions of subdivision (a), (b), (c) or (d) above or (o), (p), or (y) below, provided that the principal amount of the Indebtedness secured by such refunding mortgage or extended mortgage shall not exceed the principal amount of the Indebtedness secured by the mortgage to be refunded or extended outstanding at the time of such refunding or extension and that such refunding mortgage or extended mortgage shall be limited in lien to the same property that secured the mortgage so refunded or extended;

(f)           any mortgage created or assumed by the Issuer or a Subsidiary of the Issuer to secure loans to the Issuer or a Subsidiary of the Issuer maturing within 12 months of the date of creation thereof and not renewable or extendable by the terms thereof at the option of the obligor beyond such 12 months, and made in the ordinary course of business;

(g)           mechanics’ or materialmen’s liens or any lien or charge arising by reason of pledges or deposits to secure payment of workmen’s compensation or other insurance, good faith deposits in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), deposits to secure public or statutory obligations, deposits to secure or in lieu of surety, stay or appeal bonds and deposits as security for the payment of taxes or assessments or other similar charges;

(h)           any mortgage arising by reason of deposits with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Issuer or a Subsidiary of the Issuer to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

Exhibit 4.2
(i)           mortgages upon rights-of-way;

(j)           undetermined mortgages and charges incidental to construction or maintenance;

(k)           the right reserved to, or vested in, any municipality or governmental or other public authority or railroad by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, power, franchise, grant, license or permit;

(l)           the lien of taxes and assessments which are not at the time delinquent;

(m)           the lien of specified taxes and assessments which are delinquent but the validity of which is being contested in good faith at the time by the Issuer or a Subsidiary of the Issuer;

(n)           the lien reserved in leases for rent and for compliance with the terms of the lease in the case of leasehold estates;

(o)           defects and irregularities in the titles to any property (including rights-of-way and easements) which are not material to the business of the Issuer and its Subsidiaries considered as a whole;

(p)           any mortgages securing Indebtedness neither assumed nor guaranteed by the Issuer or a Subsidiary of the Issuer nor on which the Issuer or such Subsidiary customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Issuer or a Subsidiary of the Issuer, which mortgages do not materially impair the use of such property for the purposes for which it is held by the Issuer or such Subsidiary;

(q)           easements, exceptions or reservations in any property of the Issuer or a Subsidiary of the Issuer granted or reserved for the purpose of pipelines, roads, telecommunication equipment and cable, streets, alleys, highways, railroad purposes, the removal of oil, gas, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, facilities and equipment, which do not materially impair the use of such property for the purposes for which it is held by the Issuer or such Subsidiary;

(r)           rights reserved to or vested in any municipality or public authority to control or regulate any property of the Issuer or a Subsidiary of the Issuer, or to use such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Issuer or such Subsidiary;

Exhibit 4.2
(s)           any obligations or duties, affecting the property of the Issuer or a Subsidiary of the Issuer, to any municipality or public authority with respect to any franchise, grant, license or permit;

(t)           the liens of any judgments in an aggregate amount not in excess of $2,000,000 or the lien of any judgment the execution of which has been stayed or which has been appealed and secured, if necessary, by the filing of an appeal bond;

(u)           zoning laws and ordinances;

(v)           any mortgage existing on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(w)           leases now or hereafter existing and any renewals or extensions thereof;

(x)           any lien on inventory and receivables incurred in the ordinary course of business to secure Indebtedness incurred for working capital purposes including liens incurred in connection with a sale of receivables; and

(y)           any mortgage not permitted by clauses (a) through (x) above if at the time of, and after giving effect to, the creation or assumption of any such mortgage, the aggregate amount of all mortgages not permitted by clauses (a) through (x) above, together with the total consolidated Attributable Debt in respect of Sale and Lease-Back Transactions permitted by Section 4.10(a) hereof, does not exceed 10% of Consolidated Net Tangible Assets of the Issuer.

In the event that the Issuer or a Subsidiary of the Issuer shall hereafter secure the Notes equally and ratably with any other obligation or Indebtedness pursuant to the provision of this Section 4.09, the Trustee is hereby authorized to enter into an indenture supplemental hereto and to take such action, if any, as it may deem advisable to enable it to enforce effectively the rights of the Holders of the Notes so secured, equally and ratably with such other obligation or Indebtedness.

The Trustee, at its request, shall be provided with an Opinion of Counsel as conclusive evidence that any such supplemental indenture or steps taken to secure the Notes equally and ratably comply with the provisions of this Section 4.09.

Section 4.10    Limitations on Sale and Lease-Back Transactions.  The Issuer will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the lease by the Issuer or a Subsidiary of the Issuer of any Principal Property, acquired or placed into service more than 180 days prior to such arrangement (except for leases of three years or less), whereby such property has been or is to be sold or transferred by the Issuer or any Subsidiary of the Issuer to such Person (herein referred to as a “Sale and Lease-Back Transaction”), unless:

Exhibit 4.2
(a)           the Issuer or such Subsidiary would, at the time of entering into a Sale and Lease-Back Transaction, be entitled to incur Indebtedness secured by a mortgage on such Principal Property to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Notes pursuant to Section 4.09 hereof; or

(b)           the Issuer shall covenant that it will apply an amount equal to the net proceeds from the sale of the Principal Property so leased to the retirement (other than any mandatory retirement) of its Funded Indebtedness within 90 days of the effective date of any such Sale and Lease-Back Transaction, provided that the amount to be applied to the retirement of Funded Indebtedness of the Issuer shall be reduced by (i) the principal amount of any Notes delivered by the Issuer to the Trustee within 90 days after such Sale and Lease-Back Transaction for retirement and cancellation, and (ii) the principal amount of Funded Indebtedness, other than Notes, voluntarily retired by the Issuer within 90 days following such Sale and Lease-Back Transaction, and provided, further, that the covenant contained in this Section 4.10 shall not apply to, and there shall be excluded from Attributable Debt in any computation under this Section 4.10, Attributable Debt with respect to any Sale and Lease-Back Transaction if:

(A)           such Sale and Lease-Back Transaction is entered into in connection with transactions which are part of an industrial development or pollution control financing, or

(B)           the only parties involved in such Sale and Lease-Back Transaction are the Issuer and any Subsidiary or Subsidiaries of the Issuer.

Notwithstanding these restrictions on Sale and Lease-Back Transactions, the Issuer and its Subsidiaries may enter into, create, assume and suffer to exist Sale and Lease-Back Transactions, not otherwise permitted hereby, if at the time of, and after giving effect to, such Sale and Lease-Back Transactions, the total consolidated Attributable Debt of the Issuer and its Subsidiaries in respect of such Sale and Lease-Back Transactions, together with mortgages incurred pursuant to Section 4.09(y) hereof, does not exceed 10% of Consolidated Net Tangible Assets of the Issuer.”

ARTICLE VI
ADDITIONAL EVENTS OF DEFAULT

Section 6.01 Additional Events of Default.  Only in relation to the Notes, pursuant to Sections 2.03(p) and 6.01(h) of the Original Indenture, the following shall be an “Event of Default” with respect to the Notes:

(a)            Either (i) default by the Issuer, the Guarantor or any Subsidiary of the Issuer in the payment at the Stated Maturity, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, any Indebtedness then Outstanding having a principal amount in excess of $50.0 million or (ii) the acceleration of Indebtedness of the Issuer, any Guarantor or any Subsidiary of the Issuer having a principal amount in excess of $50.0 million by the holders thereof because of a default so that such Indebtedness becomes due and payable prior to its Stated Maturity.

Exhibit 4.2
ARTICLE VII
ADDITIONAL AMENDMENTS TO THE ORIGINAL INDENTURE

Section 7.01 Amendment to Section 11.02(b).  Only in relation to the Notes, the first paragraph of Section 11.02(b) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“(b)           Subject to Sections 11.02(c), 11.03 and 11.07, the Partnership at any time may terminate, with respect to Debt Securities of a particular series, all its obligations under the Debt Securities of such series and this Indenture with respect to the Debt Securities of such series (“legal defeasance option”) or the operation of (i) Article X; (ii) any covenant made applicable to such Debt Securities pursuant to Section 2.03; (iii) Sections 6.01(d), (g) and (h) (including, without limitation, all Events of Default added pursuant to Article VI of the First Supplemental Indenture); and (iv) as they relate to the Guarantors only, Sections 6.01(e) and (f) (“covenant defeasance option”).  If the Partnership exercises either its legal defeasance option or its covenant defeasance option with respect to Debt Securities of a particular series that are entitled to the benefit of the Guarantee, the Guarantee will terminate with respect to that series of Debt Securities.  The Partnership may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.”

Section 7.02 Amendment to Section 14.04(a).  Only in relation to the Notes, the second sentence of Section 14.04(a) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

“Provided that no Default shall have occurred and shall be continuing under this Indenture, the Guarantee incurred by a Guarantor pursuant to this Article XIV shall be unconditionally released and discharged (i) automatically upon (A) any sale, exchange or transfer, whether by way of merger or otherwise, to any Person that is not an Affiliate of the Partnership, of all of such Guarantor’s direct or indirect limited partnership or other equity interests in the Partnership (provided such sale, exchange or transfer is not prohibited by this Indenture) or (B) the merger of such Guarantor into the Partnership or any other Guarantor or the liquidation and dissolution of such Guarantor (in each case to the extent not prohibited by this Indenture) or (ii) following delivery of a written notice of such release or discharge by the Partnership to the Trustee, upon the release or discharge of all guarantees by such Guarantor of any Debt of the Partnership other than obligations arising under this Indenture and any Debt Securities issued hereunder, except a discharge or release by or as a result of payment under such guarantees.”

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Integral Part.  This First Supplemental Indenture constitutes an integral part of the Indenture.

Exhibit 4.2
Section 8.02 Adoption, Ratification and Confirmation.  The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 8.03 Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 8.04 Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8.05 Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

[Signatures on following page]

Exhibit 4.2

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered, all as of the date first written above.

ISSUER:

BOARDWALK PIPELINES, LP

By:	Boardwalk Operating GP, LLC, its general partner

By:	Boardwalk Pipeline Partners, LP, its sole member

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:           /s/ Jamie L. Buskill
Jamie L. Buskill
Chief Financial Officer

GUARANTOR:

BOARDWALK PIPELINE PARTNERS, LP

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:           /s/ Jamie L. Buskill
Jamie L. Buskill
Chief Financial Officer

Signature Page to First Supplemental Indenture

Exhibit 4.2

TRUSTEE:

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:           /s/ Linda E. Garcia
Name:         Linda E. Garcia
Title:           Vice President

                                                              Signature Page to First Supplemental Indenture

Exhibit 4.2
EXHIBIT A

(Form of Face of Note)

No.

CUSIP 096630AB4
ISIN US096630AB45

$__________

BOARDWALK PIPELINES, LP
5.75% Senior Note due 2019

Boardwalk Pipelines, LP, a Delaware limited partnership, promises to pay to ___________________, or registered assigns, the principal sum of ______Dollars ($__________) [or such greater or lesser amount as may be endorsed on the Schedule attached hereto]1 on September 15, 2019.

Interest Payment Dates:                                     March 15 and September 15

Record Dates:                                                      March 1 and September 1

BOARDWALK PIPELINES, LP

By:	Boardwalk Operating GP, LLC, its general partner

By:	Boardwalk Pipeline Partners, LP, its sole member

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC, its general partner

By:           ____________________
Jamie L. Buskill
Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated 5.75% Senior Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

By:           ________________
Authorized Signatory

Dated:     ___________________

1 To be included only if the Note is issued in global form.

Exhibit 4.2

(Form of Back of Note)

5.75% Senior Note due 2019

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]2

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           Interest.  Boardwalk Pipelines, LP, a Delaware limited partnership (the “Partnership” or the “Issuer”), promises to pay interest on the principal amount of this Note at 5.75% per annum until maturity.  The Issuer shall pay interest semi-annually on March 15 and September 15 of each such year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 21, 2009; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be March 15, 2010. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the same rate, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2 To be included only if the Note is issued in global form.

Exhibit A-2

Exhibit 4.2
2.           Method of Payment.  The Issuer shall pay interest on the Notes (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.17 of the Original Indenture with respect to Defaulted Interest, and the Issuer shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a paying agent on or after the Stated Maturity thereof. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose (which initially is 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602), or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Debt Security Register or by wire transfer to accounts designated by the Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, and interest and premium, if any, on each Global Security. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent and Registrar.  Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as paying agent and Registrar. The Issuer may change any paying agent or Registrar without notice to any Holder. The Partnership may act in any such capacity.

4.           Indenture.  The Issuer issued the Notes under an Indenture dated as of August 21, 2009 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of August 21, 2009 (the “First Supplemental Indenture,” and, together with the Original Indenture the “Indenture”), each between the Issuer, Boardwalk Pipeline Partners, LP, as guarantor (together with its successors, the “Guarantor”), and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are the obligation of the Issuer and the Guarantor, initially in aggregate principal amount of $350 million. The Issuer may issue an unlimited aggregate principal amount of Additional Notes under the Indenture. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same series (with identical terms other than with respect to the issue date, issue price and first payment of interest) as the initial Notes for the purposes indicated in Section 3.02 of the First Supplemental Indenture).

5.           Optional Redemption.

(a)           At its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time.

(b)           To redeem Notes, the Issuer must pay a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 35 basis points, plus, in either case, accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

For purposes of determining the redemption price, the following definitions shall apply:

Exhibit A-3

Exhibit 4.2
“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, for any Redemption Date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Reference Treasury Dealers” means each of Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and a Primary Treasury Dealer (as defined below) appointed by Wells Fargo Securities, LLC, or an affiliate or successor of the foregoing, and, at the Issuer’s option, additional Primary Treasury Dealers (as defined below); provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

6.           Mandatory Redemption.  The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase them at the option of the Holders.

Exhibit A-4

Exhibit 4.2
7.           Notice of Redemption.  Notice of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption and with respect to which the redemption price has been paid.

8.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder to pay any taxes or other governmental charges imposed in relation thereto.

9.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

10.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes, and any existing default or compliance with any provision of the Indenture relating to the Notes may be waived with the consent of the Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes. Without the consent of any Holder of a Note, the Indenture may be amended or supplemented for any of the purposes set forth in Section 9.01 of the Indenture, including to provide for the assumption of the Issuer’s obligations to Holders of the Notes in case of a merger or consolidation of the Issuer or sale of all or substantially all of the Issuer’s assets, to add to the covenants of the Issuer or any Guarantor, to cure any ambiguity or omission or to correct any defect or inconsistency, to permit the qualification of the Indenture under the TIA, to add or release Guarantors pursuant to the terms of the Indenture, to make any change that does not adversely affect the rights under the Indenture of any Holder of the Notes, to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of Debt Securities in certain circumstances, to evidence or provide for the acceptance of appointment under the Indenture of a successor or separate Trustee or to establish the form or terms of any other series of Debt Securities.

Exhibit A-5

Exhibit 4.2
11.           Defaults and Remedies.  Each of the following constitutes an Event of Default with respect to the Notes: (i) default in the payment of any installment of interest upon the Notes as and when due and payable, and continuance of such default for a period of 30 days; (ii) default in the payment of all or any part of the principal on any of the Notes as and when the same shall become due and payable either at Stated Maturity, upon any redemption, by declaration or otherwise; (iii) default in the performance, or breach, of any covenant or agreement of the Issuer or the Guarantor in respect of the Notes (other than a covenant or agreement in respect of the Notes a default in the performance of which or the breach of which is elsewhere in this Section is specifically dealt with) and continuance of such default or breach for a period of 60 days (or 180 days in the case of a Reporting Failure) after there has been given to the Issuer and the Guarantor by the Trustee or to the Issuer, the Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; (iv) certain events of bankruptcy, insolvency or reorganization with respect to the Issuer or, if and so long as the Notes are guaranteed by a Guarantor, such Guarantor; (v) any Guarantee ceasing to be in full force and effect (except as otherwise provided in the Indenture), being declared in any judicial proceeding to be null and void, or being denied or disaffirmed by the applicable Guarantor; and (vi) either (1) default in the payment of any Indebtedness of the Issuer, the Guarantor or any Subsidiary of the Issuer after the expiration of any applicable grace period after final maturity or (2) the acceleration of Indebtedness of the Issuer, the Guarantor or any Subsidiary of the Issuer by the holders thereof because of a default and, in either case, the total amount of the Indebtedness unpaid or accelerated exceeds $50 million;  provided, however, that the occurrence of any of the events described in clause (iii) above shall not constitute an Event of Default if such occurrence is the result of changes in generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants at the date as of which this Indenture is executed and a certificate to such effect is delivered to the Trustee by the Issuer’s independent public accountants.

If any Event of Default, other than one described in clause (iv) above, occurs and is continuing, then, unless the principal of and accrued and unpaid interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes may declare the principal of and interest on all the Notes to be due and payable. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, then in each and every such case, unless the principal of and accrued and unpaid interest on all the Notes shall have already become due and payable, the principal of and interest on all the Notes shall become due and payable immediately, without further action or notice.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of not less than a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if the Trustee determines in good faith that withholding notice is in the Holders’ interests. The Holders of not less than a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default and its consequences under the Indenture except a Default or Event of Default in the payment of interest on, the principal of, or premium, if any, on, the Notes or an Event of Default relating to a provision of the Indenture that cannot be amended without the consent of each Holder affected thereby. The Partnership is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Partnership is required within 30 days after the occurrence of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default and certain additional information.

12.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

Exhibit A-6

Exhibit 4.2
13.           Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

14.           CUSIP and ISIN Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Boardwalk Pipelines, LP
c/o Boardwalk GP, LLC
9 Greenway Plaza, Suite 2800
Houston, Texas 77046
Attention: General Counsel

Exhibit A-7

Exhibit 4.2

NOTATION OF GUARANTEE

The Guarantor (which term includes any successor Person in such capacity under the Indenture) has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions of the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on, the Debt Securities of this series and all other amounts due and payable under the Indenture and the Debt Securities of this series by the Issuer.

The obligations of the Guarantor to the Holders of Debt Securities of this series and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article XIV of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Guarantor:

BOARDWALK PIPELINE PARTNERS, LP

By:	Boardwalk GP, LP, its general partner

By:	Boardwalk GP, LLC its general partner

By:         _____________________
Jamie L. Buskill
Chief Financial Officer

Exhibit A-8

Exhibit 4.2

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

__________________________________________________________________________________________________________________________
(Insert assignee’s Social Security or other tax I.D. no.)
__________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

___________________________________________________________________________________________________________________________

agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:   _______________________________________

Your Signature:   _________________________________

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:           ________________________________________________________________________________________________________

(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit A-9

Exhibit 4.2

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE3

The original principal amount of this Global Note is $__________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount	Amount of Increase in Principal Amount	Principal Amount of This Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Mote Custodian

3  To be included only if the Note is issued in global form.

Exhibit A-10